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[CATALINA MARKETING LOGO]                                           NEWS

INVESTOR CONTACT:                                         FOR IMMEDIATE RELEASE
Christopher W. Wolf
Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116

MEDIA CONTACT:
Susan Gear
Executive Director, Marketing
(727) 579-5452


            CATALINA MARKETING ENTERS NEW CREDIT AGREEMENT; ACQUIRES
                         CORPORATE HEADQUARTERS FACILITY




ST. PETERSBURG, FL, August 30, 2004 - Catalina Marketing Corporation (NYSE: POS) today announced that it has entered into a five-year $125 million multicurrency revolving credit facility. This facility has a feature that allows the company, subject to certain conditions, to increase the revolving credit line up to $175 million. The facility is unsecured and may be used for general corporate purposes which include, but are not limited to, refinancing existing debt, share repurchases and capital expenditures. The lead arranger for the facility is J.P. Morgan Securities Inc., with Bank One, NA as administrative agent and Bank of America N.A. as syndication agent.

This refinancing replaces the company's $30 million U.S. revolving credit facility that was due to expire August 31, 2004. The new facility will also replace Catalina Marketing Japan K.K.'s 3.5 billion yen Japanese credit facility. The Japanese facility consisted of a 1.5 billion yen revolver that was due to expire August 31, 2004 and a 2 billion yen term loan with a maturity of March 31, 2005. The company repaid the $32.0 million outstanding under the Japanese facility with the proceeds from the new credit facility.

In addition, on August 25, 2004 the company purchased its corporate headquarters facility located in St. Petersburg, Florida and terminated the related lease financing agreement that it had entered into in 1999. The purchase price of the building was $30.5 million and was paid in cash. The company has notified the bank of its intent to borrow $30.0 million on September 1, 2004, and will use these proceeds to replenish the cash used to purchase the building.


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Christopher W. Wolf, executive vice president and chief financial officer, stated, "The revolving credit facility provides Catalina with the ability to borrow in multiple currencies and gives us the necessary flexibility to grow and manage our world-wide business. We are pleased that we have been able to enter into a five-year facility with an excellent group of financial institutions."


Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company's targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company's customers, the pace of installation of the company's store network, the success of new services and businesses and the pace of their implementation, the company's ability to maintain favorable client relationships, the timing of the completion of the company's future SEC filings, the outcome and impact of an ongoing SEC investigation into certain of the company's prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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